Exhibit 99.1

FOR IMMEDIATE RELEASE	February 16, 2011
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
Health Care REIT, Inc.
Reports Fourth Quarter and Year End 2010 Results
2011 FFO per share guidance up 6-9%, FAD per share guidance up 6-10%
Toledo, Ohio, February 16, 2011....Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s fourth quarter and year ended December 31, 2010.
“Health Care REIT creates shareholder value through its relationship investment strategy,” commented George L. Chapman, chief executive officer at Health Care REIT, Inc. “We completed $3.2 billion of gross investments in 2010 and announced $1.3 billion to-date in 2011. Of these investments, 90% were originated off-market through long-term industry relationships. Last year alone, we formed new relationships with nine outstanding operators and 14 high-quality health systems. We believe we have built a best-in-industry management team to successfully and profitably integrate these acquisitions. Most important, these investments will create shareholder value through accelerated earnings and dividends growth in 2011 and beyond.”
2011 Highlights and Outlook
•	Announced 2011 acquisitions and joint venture fundings totaling $1.3 billion

•	Announced 2011 FFO guidance of $3.25 to $3.35 per diluted share, up 6-9% excluding additional investments

•	Announced 2011 FAD guidance of $3.01 to $3.11 per diluted share, up 6-10% excluding additional investments

•	Announced 2011 annualized dividend of $2.86 per share, representing a 4% increase
2010 Highlights and Recent Accomplishments
•	Completed 4Q10 and 2010 gross new investments totaling $1.6 billion and $3.2 billion, respectively

•	Added 23 new partnerships in 2010 with premier senior housing operators and health systems

•	Reported trailing twelve month payment coverage before management fees of 2.12x, highest in company history

•	Achieved record 2010 medical office occupancy of 93% and retention of 85%

•	Increased entrance fee occupancy by 9% to 66% in 2010 and increased average rent over 5% in 2011

•	Received $232 million in proceeds on property sales and loan payoffs for 2010, generating $36 million of gains

•	Raised nearly $3 billion of equity and debt capital throughout 2010, including $1 billion in 4Q10

•	Ended the year with combined cash and line availability of $982 million
Dividends for Fourth Quarter 2010 As previously announced, the Board of Directors declared a cash dividend for the quarter ended December 31, 2010 of $0.69 per share, as compared to $0.68 per share for the same period in 2009. The cash dividend will be paid on February 22, 2011 and will be the company’s 159th consecutive quarterly dividend payment.
Dividends for 2011 The Board of Directors approved a quarterly cash dividend rate of $0.715 per share ($2.86 per share annually), commencing with the May 2011 dividend, representing a 3.6% increase over the prior rate. The company’s dividend policy is reviewed annually during the Board of Director’s January planning session. The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

4Q10 Earnings Release	February 16, 2011

Fourth Quarter Investment Highlights
•	In December, the company completed a $141 million acquisition of a portfolio of five medical office buildings located in Florida totaling 353,000 square feet. The entire portfolio is subject to an absolute net master lease with an initial term of 20 years and an initial rental yield of 7.6%. The master lease will escalate following CPI subject to a floor of 1% and a ceiling of 3%.

•	In December, the company completed the acquisition of a portfolio of 19 senior housing facilities located primarily in New Jersey and Pennsylvania totaling 1,845 units. The $605 million investment is structured as a triple-net lease with Brandywine Senior Living with an initial rental yield of 7.0%. The lease rate will escalate 25 basis points per year, or an average of 3.5% over the next three years. In addition, rent will reset to fair market value after the third anniversary and every five years thereafter, subject in all cases to a floor of the prior year’s rent plus the annual escalator.

•	In December the company formed a $360 million partnership with Senior Star Living structured as a REIT Investment Diversification and Empowerment Act (“RIDEA”) investment. The company acquired a 90% interest to own and operate nine senior housing facilities with 1,687 units located in six states. Senior Star will continue to manage the facilities and own the remaining 10% interest. The partnership assumed $71 million in secured debt at an average rate of 4.9%. The portfolio consists of two facilities in fill-up contributed by Health Care REIT valued at $124 million and seven additional facilities valued at $236 million. The new investment is currently projected to generate a 2011 NOI yield of approximately 6.0%. Including the two fill-up facilities, the portfolio is projected to generate double-digit annual NOI growth over the next several years (assuming stable economic conditions).

•	In December, the company formed a $232 million partnership to own a portfolio of 17 medical office buildings located in the Midwest totaling 1.1 million square feet. Eleven properties representing $187 million and 714,000 square feet were acquisitions and included the assumption of $62 million in secured debt at an average rate of 5.3%. The remaining six properties representing 406,000 square feet were equity investments and have been recorded at the company’s initial investment amount of $45 million. The entire portfolio is currently projected to generate a 2011 NOI yield of approximately 7.4%.
Investments Subsequent to Year End
•	In January, the company formed a $298 million partnership with Silverado Senior Living structured as a RIDEA investment. The company acquired a 95% interest to own and operate 18 senior housing facilities with 1,454 beds located primarily in California and Texas. Silverado will continue to manage the facilities and own the remaining 5% interest. The partnership assumed $55.9 million in secured debt at an average rate of 6.9%. The portfolio consists of six facilities contributed by Health Care REIT valued at $76 million and 12 facilities contributed by Silverado valued at $222 million. The portfolio is projected to generate an NOI yield after management fees of approximately 7.5% in 2011 and approximately 8.5% in 2012 as certain fill-up facilities reach stabilization. This increase represents approximately 13% annual growth.

•	The company expects to complete an acquisition of four combination senior housing facilities located in the Chicago and New York metro areas totaling 628 units. The company’s $141 million investment will include the assumption of $48 million in secured debt at an average rate of 6.5%. The investment will be structured as a triple-net lease with Capital Senior Living (NYSE:CSU) with an initial term of 15 years and an initial rental yield of 7.25% with annual escalators of 3%. The transaction is expected to close in February 2011.

•	The company expects to form an $890 million partnership with Benchmark Senior Living structured as a RIDEA investment. The company will acquire a 95% interest to own and operate 34 senior housing facilities with 3,007 units located primarily in New England. Benchmark will continue to manage the facilities and own the remaining 5% interest. The partnership will assume $509 million in secured debt at an average rate of 5.3%. In addition to the availability under the company’s revolving credit facility, the company has obtained a $400 million bridge loan commitment to complete this acquisition. The entire portfolio is currently projected to generate a 2011 NOI yield after management fees of approximately 6.8%-7.2%. We anticipate this portfolio will produce an average 4%-5% annual NOI growth over the next several years (assuming stable economic conditions). The transaction is expected to close in March or April 2011.
2010 Results
The company reported 2010 normalized FFO of $3.08 per share and normalized FAD of $2.84 per share, versus previous normalized FFO guidance of $3.13 to $3.16 per share and normalized FAD guidance of $2.89 to $2.92 per share. Results were slightly below guidance directly as a result of fourth quarter capital transactions which were not included in the previous forecasts and the timing of new investments, $1.2 billion of which occurred during the last week of the quarter.

4Q10 Earnings Release	February 16, 2011

Outlook for 2011 The company is introducing its 2011 guidance and expects to report net income attributable to common stockholders in a range of $1.02 to $1.12 per diluted share; FFO in a range of $3.25 to $3.35 per diluted share; and FAD in a range of $3.01 to $3.11 per diluted share.
In preparing its guidance, the company made the following assumptions:
•	Investments: 2011 earnings guidance does not include any acquisitions beyond the $1.3 billion of gross acquisitions and joint ventures identified year-to-date.

•	Funded Development: The company anticipates funding additional development of $212 million in 2011 relating to projects underway at December 31, 2010. Current projects primarily consist of pre-leased medical office buildings (average 83% pre-leased), investment grade health system affiliated medical facilities, and senior housing facilities that are included in a master lease.

•	Dispositions: The company anticipates $300 million of dispositions in 2011 at an average yield of approximately 11%.

•	Development conversions: The company expects development conversions of approximately $479 million in 2011. These investments are currently expected to generate initial yields of approximately 9.1% upon conversion based on in-place contracts as of December 31, 2010.

•	G&A Expenses: The company estimates general and administrative expenses of approximately $69 million in 2011. The G&A forecast includes $3.9 million of anticipated expensing of accelerated stock-based compensation in 1Q11.

•	Operating Portfolio NOI: Including Merrill Gardens and the partnerships announced above, our senior housing operating portfolio investment balance will be approximately $2.2 billion or 22% of our total portfolio, pro-forma for the investments announced to-date. We anticipate this portfolio will generate a 2011 annualized NOI yield after management fees of approximately 7.0% and produce an average 5%-6% annual NOI growth over the next several years.
The company’s guidance excludes any additional capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.
Conference Call Information The company has scheduled a conference call on Wednesday, February 16, 2011 at 10:00 a.m. Eastern Time to discuss its fourth quarter 2010 results, industry trends, portfolio performance and outlook for 2011. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 2, 2011. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 37311797. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website at www.hcreit.com under the heading News.
Key Performance Indicators

	4Q10	4Q09	Change	2010	2009	Change
Net income attributable to common stockholders (NICS) per diluted share	$0.25	$0.26	-4%	$0.83	$1.49	-44%
Normalized FFO per diluted share	$0.75	$0.75	0%	$3.08	$3.13	-2%
Normalized FAD per diluted share	$0.68	$0.69	-1%	$2.84	$2.93	-3%
Dividends per common share	$0.69	$0.68	1%	$2.74	$2.72	1%
Normalized FFO Payout Ratio	92%	91%		89%	87%
Normalized FAD Payout Ratio	101%	99%		96%	93%

4Q10 Earnings Release	February 16, 2011

Quarterly Earnings

	NICS			FFO			FAD
	4Q10	4Q09	Change	4Q10	4Q09	Change	4Q10	4Q09	Change
Per diluted share	$0.25	$0.26	-4%	$0.60	$0.46	30%	$0.54	$0.46	17%
Includes impact of:
Gain (loss) on property sales(1)	$0.11	$0.13
Other items, net(2)	$(0.15)	$(0.30)		$(0.15)	$(0.30)		$(0.15)	$(0.30)
Prepaid/straight-line rent receipts(3)							$0.02	$0.06
Per diluted share — normalized(a)				$0.75	$0.75	0%	$0.68	$0.69	-1%

(a)	Amounts may not sum due to rounding

(1)	$15,557,000 and $16,487,000 of gains in 4Q10 and 4Q09, respectively.

(2)	See Exhibit 1.

(3)	$2,323,000 and $7,211,000 of receipts in 4Q10 and 4Q09, respectively.
Year End Earnings

	NICS			FFO			FAD
	2010	2009	Change	2010	2009	Change	2010	2009	Change
Per diluted share	$0.83	$1.49	-44%	$2.18	$2.55	-15%	$2.01	$2.61	-23%
Includes impact of:
Gain (loss) on property sales(1)	$0.28	$0.38
Other items, net(2)	$(0.91)	$(0.58)		$(0.91)	$(0.58)		$(0.91)	$(0.58)
Prepaid/straight-line rent receipts(3)							$0.07	$0.27
Per diluted share — normalized(a)				$3.08	$3.13	-2%	$2.84	$2.93	-3%

(a)	Amounts may not sum due to rounding

(1)	$36,115,000 and $43,394,000 of gains in 2010 and 2009, respectively.

(2)	See Exhibit 1.

(3)	$8,537,000 and $30,674,000 of receipts in 2010 and 2009, respectively.
Supplemental Reporting Measures The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance

4Q10 Earnings Release	February 16, 2011

with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of the supplemental reporting measures.
About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2010, the company’s broadly diversified portfolio consisted of 683 properties in 41 states. More information is available on the company’s website at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; its critical accounting policies; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q10 Earnings Release	February 16, 2011

HEALTH CARE REIT, INC.
Financial Exhibits
Consolidated Balance Sheets (unaudited)

	December 31,
(in thousands)	2010	2009
Assets
Real estate investments:
Real property owned:
Land and land improvements	$727,050	$521,055
Buildings and improvements	7,627,132	5,185,328
Acquired lease intangibles	258,079	127,390
Real property held for sale, net of accumulated depreciation	23,441	45,686
Construction in progress	356,793	456,832

	8,992,495	6,336,291
Less accumulated depreciation and intangible amortization	(836,966)	(677,851)

Net real property owned	8,155,529	5,658,440
Real estate loans receivable:
Loans receivable	436,580	427,363
Less allowance for losses on loans receivable	(1,276)	(5,183)

Net real estate loans receivable	435,304	422,180

Net real estate investments	8,590,833	6,080,620
Other assets:
Equity investments	237,107	5,816
Goodwill	51,207	—
Deferred loan expenses	32,960	22,698
Cash and cash equivalents	131,570	35,476
Restricted cash	79,069	23,237
Receivables and other assets	328,988	199,339

	860,901	286,566

Total assets	$9,451,734	$6,367,186

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$300,000	$140,000
Senior unsecured notes	3,034,949	1,653,027
Secured debt	1,125,906	620,995
Capital lease obligations	8,881	—
Accrued expenses and other liabilities	244,345	145,713

Total liabilities	4,714,081	2,559,735

Equity:
Preferred stock	291,667	288,683
Common stock	147,155	123,385
Capital in excess of par value	4,932,468	3,900,666
Treasury stock	(11,352)	(7,619)
Cumulative net income	1,676,196	1,547,669
Cumulative dividends	(2,427,881)	(2,057,658)
Accumulated other comprehensive income	(11,099)	(2,891)
Other equity	5,697	4,804

Total Health Care REIT, Inc. stockholders’ equity	4,602,851	3,797,039
Noncontrolling interests	134,802	10,412

Total equity	4,737,653	3,807,451

Total liabilities and equity	$9,451,734	$6,367,186

4Q10 Earnings Release	February 16, 2011

Consolidated Statements of Income (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009
Revenues:
Rental income	$149,397	$127,179	$581,424	$497,419
Resident fees and service	38,197	—	51,006	—
Interest income	12,419	10,246	40,855	40,885
Other income	2,443	1,578	7,245	5,388
Prepayment fees	—	2,400	—	2,400

Gross revenues	202,456	141,403	680,530	546,092

Expenses:
Interest expense	47,867	24,161	157,108	102,117
Property operating expenses	37,261	11,454	83,120	45,896
Depreciation and amortization	61,504	38,990	197,118	150,728
General and administrative expenses	14,298	10,908	54,626	49,691
Transaction costs	19,359	—	46,660	—
Loss (gain) on extinguishment of debt	—	410	34,171	25,107
Provision for loan losses	766	23,121	29,684	23,261

Total expenses	181,055	109,044	602,487	396,800

Income from continuing operations before income taxes and income from unconsolidated joint ventures	21,401	32,359	78,043	149,292

Income tax (expense) benefit	(38)	(151)	(364)	(168)
Income (loss) from unconsolidated joint ventures	2,177	—	6,673	—

Income from continuing operations	23,540	32,208	84,352	149,124

Discontinued operations:
Gain (loss) on sales of properties	15,557	16,487	36,115	43,394
Impairment of assets	—	(23,350)	(947)	(25,223)
Income (loss) from discontinued operations, net	1,249	11,493	9,364	25,632

	16,806	4,630	44,532	43,803

Net income	40,346	36,838	128,884	192,927
Less:
Preferred dividends	5,305	5,520	21,645	22,079
Net income (loss) attributable to noncontrolling interests	740	(382)	357	(342)

Net income attributable to common stockholders	$34,301	$31,700	$106,882	$171,190

Average number of common shares outstanding:
Basic	138,126	122,700	127,656	114,207
Diluted	138,738	123,105	128,208	114,612

Net income attributable to common stockholders per share:
Basic	$0.25	$0.26	$0.84	$1.50
Diluted	0.25	0.26	0.83	1.49

Common dividends per share	$0.69	$0.68	$2.74	$2.72

4Q10 Earnings Release	February 16, 2011

Exhibit 1
Normalizing Items

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(in thousands, except per share data)	2010		2009	2010	2009
Impairment of assets	$—		$23,350	$947	$25,223
Prepayment fees	—		(2,400)	—	(2,400)
Transaction costs	19,359	(1)	—	46,660	—
Special stock compensation grants/payments	1,000	(2)	—	3,853	3,909
Loss (gain) on extinguishment of debt	—		410	34,171	25,107
Provision for loan losses	766	(3)	23,121	29,684	23,261
Held for sale hospital operating expenses	353	(4)	—	1,753	—
Non-recurring other income	—		(8,059)	(1,000)	(8,059)

Total	$21,478		$36,422	$116,068	$67,041

Average diluted common shares outstanding	138,738		123,105	128,208	114,612
Net amount per diluted share	$0.15		$0.30	$0.91	$0.58

Notes:	(1) Represents costs incurred with Senior Star partnership and other transactions completed during the quarter.

(2) Represents impact of immediate vesting of stock grant in conjunction with CEO’s new employment agreement.

(3) Represents loan write-offs primarily relating to settlement of non-performing loan. Real estate loan non-accrual balance reduced to $9.7 million.

(4) Represents expenses incurred in connection with a hospital classified as held for sale.
Exhibit 2
Funds From Operations Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009
Net income attributable to common stockholders	$34,301	$31,700	$106,882	$171,190
Depreciation and amortization(1)	62,406	41,780	202,543	164,923
Loss (gain) on sales of properties	(15,557)	(16,487)	(36,115)	(43,394)
Noncontrolling interests(2)	(1,200)	(703)	(2,749)	(965)
Unconsolidated joint ventures(3)	2,720	—	8,514	—

Funds from operations	82,670	56,290	279,075	291,754
Normalizing items, net(4)	21,478	36,422	116,068	67,041

Funds from operations — normalized	$104,148	$92,712	$395,143	$358,795

Average diluted common shares outstanding	138,738	123,105	128,208	114,612

Per diluted share data:
Net income attributable to common stockholders	$0.25	$0.26	$0.83	$1.49
Funds from operations	0.60	0.46	2.18	2.55
Funds from operations — normalized	0.75	0.75	3.08	3.13

Normalized FFO Payout Ratio:
Dividends per common share	$0.69	$0.68	$2.74	$2.72
FFO per diluted share — normalized	$0.75	$0.75	$3.08	$3.13

Normalized FFO payout ratio	92%	91%	89%	87%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of net FFO adjustments.

(3) Represents HCN’s share of net FFO adjustments from unconsolidated joint ventures.

(4) See Exhibit 1.

4Q10 Earnings Release	February 16, 2011

Exhibit 3
Funds Available for Distribution Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009
Net income attributable to common stockholders	$34,301	$31,700	$106,882	$171,190
Depreciation and amortization(1)	62,406	41,780	202,543	164,923
Loss (gain) on sales of properties	(15,557)	(16,487)	(36,115)	(43,394)
Noncontrolling interests(2)	(1,073)	(1,146)	(2,708)	(1,457)
Unconsolidated joint ventures(3)	1,150	—	3,485	—
Gross straight-line rental income	(2,302)	(4,917)	(14,717)	(19,415)
Prepaid/straight-line rent receipts	2,323	7,211	8,537	30,674
Amortization related to above (below) market leases, net	(745)	(369)	(2,856)	(1,713)
Non-cash interest expense	3,187	3,387	13,945	11,897
Cap-ex, tenant improvements, lease commissions	(8,128)	(5,025)	(21,799)	(13,819)

Funds available for distribution	75,562	56,134	257,197	298,886
Normalizing items, net(4)	21,478	36,422	116,068	67,041
Prepaid/straight-line rent receipts	(2,323)	(7,211)	(8,537)	(30,674)

Funds available for distribution — normalized	$94,717	$85,345	$364,728	$335,253

Average diluted common shares outstanding	138,738	123,105	128,208	114,612

Per diluted share data:
Net income attributable to common stockholders	$0.25	$0.26	$0.83	$1.49
Funds available for distribution	0.54	0.46	2.01	2.61
Funds available for distribution — normalized	0.68	0.69	2.84	2.93

Normalized FAD Payout Ratio:
Dividends per common share	$0.69	$0.68	$2.74	$2.72
FAD per diluted share — normalized	$0.68	$0.69	$2.84	$2.93

Normalized FAD payout ratio	101%	99%	96%	93%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of net FAD adjustments.

(3) Represents HCN’s share of net FAD adjustments from unconsolidated joint ventures.

(4) See Exhibit 1.
Exhibit 4
Outlook Reconciliations

	Year Ended
	December 31, 2011
(in thousands, except per share data)	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.02	$1.12
Depreciation and amortization(1)	2.23	2.23

Funds from operations	$3.25	$3.35

FAD Reconciliation:
Net income attributable to common stockholders	$1.02	$1.12
Depreciation and amortization(1)	2.23	2.23
Net straight-line rent and above/below amortization(1)	(0.17)	(0.17)
Non-cash interest expense	0.10	0.10
Cap-ex, tenant improvements, lease commissions	(0.17)	(0.17)

Funds available for distribution	$3.01	$3.11

Notes:	(1) Amounts presented net of noncontrolling interests’ share and HCN’s share of unconsolidated joint ventures.